Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-869-9200

BNC Bancorp Announces 19 Percent Increase in Diluted Earnings Per Share for 2009

THOMASVILLE, N.C., / — BNC Bancorp (NASDAQ: BNCN) announced today financial results of the fourth quarter and year ended December 31, 2009.    For the fourth quarter, net income available to common shareholders totaled $1.29 million, or $0.18 per diluted common share, an increase of 167% compared to net income available to common shareholders of $483,000, or $0.07 per diluted common share, for the fourth quarter of 2008.

For the year ended December 31, 2009, net income available to common shareholders totaled $4.55 million, or $0.62 per diluted common share, as compared to $3.85 million, or $0.52 per diluted common share, reported for 2008, an increase of 19%.  For the year ended December 31, 2009, the Company reported net gains on sales of investment securities in the amount of $3.61 million, which partially offset the increases of FDIC assessments and provision for loan losses in the amounts of $2.20 million and $8.68 million, respectively, when compared to the same period in 2008.  Additionally, the Company reported dividends and accretion on the preferred stock investment by the Treasury in the amount of $1.98 million for the year ended 2009, an increase of $1.84 million when compared to the year ended 2008.

Total assets as of December 31, 2009 were $1.63 billion, an increase of 4% compared with $1.57 billion as of December 31, 2008.  Total loans on December 31, 2009 were $1.08 billion, an increase of 7% from the $1.01 billion reported as of December 31, 2008.  Investment securities decreased $56.1 million, or 13%, when compared to the $422.6 million outstanding at the end of 2008.  Deposits increased 18% over the same one-year period.

Commenting on the results, W. Swope Montgomery, Jr., President and CEO, noted, “In this challenging environment, we felt it was prudent to delay our earnings release until the completion of our annual regulatory examination.   While no bank is immune to challenges in the credit portfolio, we believe that 2009 was a very successful year for our Company, in terms of operating results, managing asset quality, and building our infrastructure to meet the demands of the current environment and to support expected growth in the future.  We have invested significant resources in the credit department during 2009 that have better prepared our Company to identify and manage problem credits with an emphasis towards minimizing losses over both the short and long-term.  This additional depth helps position our Company not only to provide the necessary enhanced oversight and credit review during this economic downturn, but puts the strength in the field to provide the service required for growth and expansion we expect of our franchise over the next several years. These changes have resulted in the addition of nine new seasoned credit and special assets professionals and a greater level of interconnectivity between the loan officers and the credit administration area. ”

Mr. Montgomery continued, “The growth of core deposits is another area that has been a major point of emphasis of our Company in 2009.  During the year, we either created or enhanced our capabilities in the areas of retail banking, treasury and corporate cash management, private banking, and wealth management.  Each of these areas have benefited from significant investments in people, systems, training and marketing to better acquire and service a growing customer and potential customer base in each of our markets.”

“While many of our peers were retrenching during 2009, we have been investing in many of the critical infrastructure areas that will help us best manage through this economic downturn, as well as position us to be ready to take advantage of value creation opportunities as they arise.  One such opportunity that arose in 2009 resulted in our entry into the Concord market in the third quarter.  We were able to attract a seasoned team of bankers with over 100 years of banking experience in that market. We are pleased with the early success of this team, and are excited about the future of this partnership with the Concord community,” added Montgomery.

Mr. Montgomery continued, “Earnings available to common shareholders for the quarter and year were $0.18 and $0.62 per diluted share, respectively, resulting in increases of 150% and 19% over comparable period results in 2008.  While we are pleased that our earnings continue to outpace prior year levels, we feel it is just as important that our earnings power has allowed us to make the internal investments outlined above to further solidify many of the fundamental components of soundness and strength.”

Provision for Loan Losses and Asset Quality
The provision for credit losses was $4.75 million in the fourth quarter of 2009, compared with $2.70 million in the fourth quarter of 2008 and $5.00 million in the third quarter of 2009.  Net charge-offs of loans during the recent quarter were $4.13 million, compared to $3.38 million for the fourth quarter of 2008 and $3.38 million for the third quarter of 2009.  Expressed as an annualized percentage of average loans outstanding, net charge-offs were 1.55% and 1.31% in the fourth quarters of 2009 and 2008, respectively, and 1.28% in the third quarter of 2009.  Non-performing assets (NPA’s) as a percentage of total assets at December 31, 2009 were at 2.04%, an increase from the 1.17% at December 31, 2008 and 1.43% at September 30, 2009. The allowance for loan and lease losses at December 31, 2009 increased $4.10 million, or 31%, from levels a year ago and $623,000, or 4% from the third quarter of 2009.  The allowance for loan and lease losses of $17.31 million is 1.60% of total loans outstanding at December 31, 2009, up from the 1.31% reported at December 31, 2008, and up from the 1.59% of total loans outstanding for the third quarter of 2009.  Total loans more than 30 days past due increased to $11.40 million at December 31, 2009 from $5.4 million at September 30, 2009, primarily as the result of one relationship totaling $4.8 million, which has since been paid current.

Mr. Montgomery noted that, “Non-performing assets to total assets increased to 2.04% at the end of the fourth quarter, compared to 1.43% at the end of the third quarter.  This increase was due to the movement of $13.6 million in relationships to a non-accrual status during the quarter, and foreclosed property migrating into Other Real Estate Owned (OREO) of $3.3 million.  After dispositions and liquidations, total non-accruals increased by $7.0 million and OREO increased by $1.6 million during the quarter.  We believe the inherent loss in the non-accrual loans is captured in our allowance for loan and lease losses, and the OREO has been written down to reflect current market values.  Despite the increase in NPA’s in the fourth quarter, this ratio still compares favorably to our Federal Reserve district, state and national peers, as indicated previously, we would expect to see an increase in non-performing assets as this challenging credit market lingers.”

Montgomery continued, “We continue to include tabular information that provides greater transparency into the mix and stratification within certain classifications of our loan portfolio.  It is important to note that we have made significant strides in the reduction of our Construction and Acquisition & Development (A&D) portfolios over the past year.  At the end of the fourth quarter of 2009, we have reduced our residential and commercial construction portfolios by over 40% from year ago levels, and have reduced speculative 1-4 family construction loans with balances above $400,000 to $9.8 million, down from $18.6 million one year ago.”

“Residential and Commercial A&D continues to be the area of our portfolio that is being most affected by the current economic downturn.   Over the past year we have reduced outstanding balances 41%, or $29.1 million.  As apparent in the tables, our exposure in the larger A&D loans has been minimized and the remaining portfolio is diversified across our market area.  We have only two A&D loans in the portfolio with balances greater than $5 million, both of which remain viable projects.  The largest single A&D credit outside of the two mentioned above is currently at $4.0 million. We have seen an increase in the velocity of activity related to remaining viable projects and lots with completed infrastructure.   Remaining speculative inventory has continued to decline at a rate above the market average as we work with customers and buyers to move properties.   We continue our efforts to divest A&D exposure either by complete sale or by entering into additional scheduled takedown arrangements with qualified cash buyers,” said Mr. Montgomery.

Net interest income on a fully taxable equivalent (FTE) basis was $13.25 million for the fourth quarter of 2009, compared to $13.38 million for third quarter of 2009 and $9.25 million for the fourth quarter of 2008.  The minimal decrease in net interest income in the fourth quarter 2009 is primarily due to average earning assets decreasing to $1.49 billion compared to $1.53 billion for the third quarter of 2009, which was partially offset by decreasing funding costs of 7 basis points from 2.18% to 2.11% for the same period.  The decline in average earning assets was due to a reduction in overnight investments and the sale of approximately $39 million in investment securities in an effort to reduce balance sheet duration by reinvesting medium term investment proceeds into variable rate loans.  The fourth quarter 2009 net interest margin on a fully taxable equivalent basis was 3.52%, compared to 3.47% and 3.02% for the third quarter of 2009 and fourth quarter of 2008, respectively.

Mr. Montgomery stated, “On January 19, 2010, the Board of Directors declared a $0.05 per share quarterly dividend, payable February 26, 2010 to shareholders of record on February 12, 2010.  While this declaration may seem routine to an investor, the action to continue to pay cash dividends when much of our industry has suspended such payments, concurrent with our ongoing investment in infrastructure, is evidence of the Board and management’s confidence that BNC Bancorp is a strong and growing Company.”

BNC Bancorp is the parent company of Bank of North Carolina, a $1.63 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Concord, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service banking offices in Winston-Salem and Mooresville, North Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp is current on its preferred dividend payments to the United States Treasury and its stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States.  BNC Bancorp’s management uses these “non-GAAP” measures such as “core” or “recurring” earnings in their analysis of the Company’s performance.  Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2009 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements which speak only as of the date hereof, as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy and real estate markets in general and the strength of the local economies and real estate markets within North Carolina in which we conduct operations; the economic conditions in the United States and the relative strength and stability of other financial institutions; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	December 31, 2009	December 31, 2008

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,586	$18,041	8.6%
Interest expense	7,550	9,340	(19.2)
Net interest income	12,036	8,701	38.3
Provision for loan losses	4,750	2,700	75.9
Net interest income after provision for loan losses	7,286	6,001	21.4
Noninterest income	2,930	1,323	121.5
Noninterest expense	8,602	6,946	23.8
Income before income tax expense	1,614	378	327.0
Income tax expense (benefit)	(173)	(247)	(30.0)
Net income	1,787	625	185.9
Preferred stock dividends and discount accretion	498	142	250.7
Net income available to common shareholders	1,289	483	166.9

PER SHARE DATA
Earnings per share, basic	$0.18	$0.07	150.8%
Earnings per share, diluted	$0.18	$0.07	150.5
Tangible common book value per share	$9.43	$8.69

Weighted average common shares outstanding:
Basic	7,341,249	7,354,164
Diluted	7,350,425	7,367,906

PERFORMANCE RATIOS
Return on average assets	0.44%	0.19%
Return on average common equity	5.41%	4.99%
Return on average tangible common equity	7.65%	7.84%
Net yield on earning assets (taxable equivalent)	3.52%	3.02%
Average equity to average assets	7.65%	6.43%
Allowance for loan losses as a % of total loans	1.60%	1.31%
Non-performing assets to total assets, end of period	2.04%	1.17%
Ratio of net charge-offs to average loans, annualized	1.55%	1.31%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Twelve Months Ended
	December 31, 2009	December 31, 2008	% Change

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$79,082	$71,034	11.3%
Interest expense	32,867	37,426	(12.2)
Net interest income	46,215	33,608	37.5
Provision for loan losses	15,750	7,075	122.6
Net interest income after provision for loan losses	30,465	26,533	14.8
Noninterest income	8,686	5,651	53.7
Noninterest expense	32,899	27,783	18.4
Income before income tax expense	6,252	4,401	42.1
Income tax expense (benefit)	(285)	414	(168.8)
Net income	6,537	3,987	64.0
Preferred stock dividends and discount accretion	1,984	142	1,297.2
Net income available to common shareholders	4,553	3,845	18.4

PER SHARE DATA
Earnings per share, basic	$0.62	$0.53	17.0%
Earnings per share, diluted	$0.62	$0.52	19.2

Weighted average common shares outstanding:
Basic	7,340,015	7,322,723
Diluted	7,347,700	7,396,170

PERFORMANCE RATIOS
Return on average assets	0.40%	0.32%
Return on average common equity	4.81%	4.54%
Return on average tangible common equity	6.82%	6.79%
Net yield on earning assets (taxable equivalent)	3.39%	3.17%
Average equity to average assets	7.64%	7.08%
Allowance for loan losses as a % of total loans	1.60%	1.31%
Non-performing assets to total assets, end of period	2.04%	1.17%
Ratio of net charge-offs to average loans, annualized	1.13%	0.58%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	December 31, 2007

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,586	$20,107	$19,848	$19,541	$18,041	$19,262
Interest expense	7,550	7,927	8,264	9,126	9,340	11,003
Net interest income	12,036	12,180	11,584	10,415	8,701	8,259
Provision for loan losses	4,750	5,000	3,000	3,000	2,700	750
Net interest income after provision for loan losses	7,286	7,180	8,584	7,415	6,001	7,509
Noninterest income	2,930	3,328	1,210	1,218	1,323	1,483
Noninterest expense	8,602	8,417	8,494	7,386	6,946	6,839
Income before income tax expense	1,614	2,091	1,300	1,247	378	2,153
Income tax expense (benefit)	(173)	138	(130)	(120)	(247)	600
Net income	1,787	1,953	1,430	1,367	625	1,553
Preferred stock dividends and discount accretion	498	499	496	491	142	-
Net income available to common shareholders	1,289	1,454	934	876	483	1,553

Net interest income, as reported	$12,036	$12,180	$11,584	$10,415	$8,701	$8,259
Tax-equivalent adjustment	1,218	1,200	1,134	970	548	360
Net interest income, tax-equivalent	13,254	13,380	12,718	11,385	9,249	8,619

PER SHARE DATA
Earnings per share, basic	$0.18	$0.20	$0.13	$0.12	$0.07	$0.22
Earnings per share, diluted	0.18	0.20	0.13	0.12	0.07	0.22

Weighted average common shares outstanding:
Basic	7,341,249	7,370,128	7,339,809	7,338,860	7,354,164	6,914,320
Diluted	7,350,425	7,381,956	7,345,069	7,343,529	7,367,906	7,097,902

PERFORMANCE RATIOS
Return on average assets	0.44%	0.47%	0.35%	0.35%	0.19%	0.56%
Return on average common equity	5.41%	5.94%	3.92%	4.63%	4.99%	7.61%
Return on average tangible common equity	7.65%	8.33%	5.55%	6.03%	7.84%	11.70%
Net yield on earning assets (taxable equivalent)	3.52%	3.47%	3.39%	3.11%	3.02%	3.37%
Average equity to average assets	7.65%	7.70%	7.71%	7.51%	6.43%	7.29%
Non-performing assets to total assets, end of period	2.04%	1.43%	1.18%	1.12%	1.17%	0.54%
Ratio of net charge-offs to average loans, annualized	1.55%	1.28%	0.98%	0.70%	1.31%	0.26%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	As of
	December 31, 2009	December 31, 2008	% Change

SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$1,079,179	$1,007,788	7.1%
Allowance for loan losses	17,309	13,210	31.0
Loans, net of allowance for loan losses	1,061,870	994,578	6.8
Investment securities	366,506	422,564	(13.3)
Total Assets	1,634,185	1,572,876	3.9

Deposits:
Noninterest-bearing deposits	66,801	61,927	7.9
Interest-bearing demand and savings	578,329	183,310	215.5
CD's and other time deposits	704,748	900,776	(21.8)
Total deposits	1,349,878	1,146,013	17.8
Borrowed Funds	150,996	299,856	(49.6)
Total interest-bearing liabilities	1,434,073	1,383,942	3.6
Shareholders' Equity	126,206	120,680	4.6

	As of
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	December 31, 2007

SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$1,079,179	$1,047,826	$1,015,115	$1,004,814	$1,007,788	$932,562
Allowance for loan losses	17,309	16,686	15,067	14,504	13,210	11,784
Loans, net of allowance for loan losses	1,061,870	1,031,140	1,000,048	990,310	994,578	920,778
Investment securities	366,506	412,139	455,794	460,768	422,564	86,683
Total Assets	1,634,185	1,704,645	1,599,863	1,590,532	1,572,876	1,130,112

Deposits:
Noninterest-bearing deposits	66,801	60,691	62,929	60,465	61,927	67,552
Interest-bearing demand and savings	578,329	568,527	479,218	451,453	183,310	216,896
CD's and other time deposits	704,748	802,951	800,281	774,682	900,776	570,682
Total Deposits	1,349,878	1,432,169	1,342,428	1,286,600	1,146,013	855,130
Borrowed Funds	150,996	139,554	125,008	167,767	299,856	182,641
Total interest-bearing liabilities	1,434,073	1,511,032	1,404,507	1,393,902	1,383,942	970,219
Shareholders' Equity	126,206	125,031	123,818	118,023	120,680	86,392

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	December 31, 2007
SELECTED BALANCE SHEET DATA
Quarterly average balances

Loans, net	$1,058,657	$1,056,363	$998,214	$993,306	$998,644	$909,571
Investment securities	408,781	431,647	461,578	448,808	197,878	81,632
Total earning assets	1,492,702	1,531,508	1,502,674	1,484,754	1,222,102	1,008,427
Total Assets	1,616,235	1,640,551	1,619,859	1,594,331	1,328,919	1,109,313

Deposits:
Noninterest-bearing deposits	59,458	64,656	66,940	63,362	72,586	68,992
Interest-bearing demand and savings	560,697	506,933	464,048	320,930	173,218	215,630
CD's and other time deposits	716,199	800,739	798,282	861,504	822,048	590,648
Total Deposits	1,336,354	1,372,328	1,329,270	1,245,796	1,067,852	875,270
Borrowed Funds	140,812	133,764	149,312	222,520	169,431	149,254
Total interest-bearing liabilities	1,417,708	1,441,436	1,411,642	1,404,954	1,164,697	955,532
Shareholders' Equity	123,659	126,253	124,865	119,787	85,447	80,919

BNC Bancorp
Loan Mix and Stratification Statistics

	As of December 31,
	2009	2008	% Change
Construction, A&D, and Land	$234.9	$306.7	(23.4)
Residential Construction	50.3	78.9	(36.3)
Presold	16.9	20.2	(16.3)
Speculative	33.4	58.7	(43.1)
Loan size - Over $400,000	9.8	18.6	(47.3)
Loan size - $200,000 to $400,000	14.6	24.6	(40.7)
Loan size - under $200,000	9.0	15.5	(41.9)

Commercial Construction	41.2	73.7	(44.1)
Loan size - $5 million to $8 million	-	-	-
Loan size - $3 million to $5 million	8.4	40.9	(79.5)
Loan size - $1 million to $3 million	23.0	15.6	47.4
Loan size - under $1 million	9.8	17.2	(43.0)

Residential and Commercial A&D	41.6	70.7	(41.2)
Loan size - $5 million to $6 million	11.6	16.8	(31.0)
Loan size - $3 million to $5 million	13.9	7.5	85.3
Loan size - $1 million to $3 million	13.2	36.0	(63.3)
Loan size - under $1 million	2.9	10.4	(72.1)

Land	101.8	83.7	21.6
Residential Buildable Lots	41.1	25.6	60.6
Commercial Buildable Lots	14.9	15.1	(1.3)
Land held for development	28.5	28.3	0.7
Raw and Agricultural Land	17.3	14.7	17.7

Commercial Real Estate	$449.1	$349.7	28.4
Multi-Family	31.1	11.3	175.2
Churches	16.3	13.0	25.4
Retail	297.2	225.9	31.6
Owner Occupied	85.2	71.3	19.5
Investment	212.1	154.6	37.2
Loan size - $5 million to $6 million	32.7	12.0	172.5
Loan size - $3 million to $5 million	35.5	22.0	61.4
Loan size - $1 million to $3 million	78.5	63.5	23.6
Loan size - under $1 million	65.4	57.1	14.5
Industrial	101.3	93.8	8.0
Owner Occupied	36.3	35.2	3.1
Investment	65.0	58.7	10.7
Loan size - $5 million to $6 million	5.1	5.1	0.0
Loan size - $3 million to $5 million	3.4	3.4	0.0
Loan size - $1 million to $3 million	28.2	22.8	23.7
Loan size - under $1 million	28.3	27.4	3.3
Other	3.2	5.7	(43.9)

BNC Bancorp
Loan Mix and Stratification Statistics

	Trends
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Construction, A&D, and Land	$234.9	$243.7	$248.9	$250.4	$306.7
Residential Construction	50.3	57.1	63.2	73.1	78.9
Presold	16.9	17.3	18.4	19.4	20.2
Speculative	33.4	39.8	44.8	53.7	58.7
Loan size - Over $400,000	9.8	12.8	13.5	16.1	18.6
Loan size - $200,000 to $400,000	14.6	17.7	11.8	24.8	24.6
Loan size - under $200,000	9.0	9.3	19.5	12.8	15.5

Commercial Construction	41.2	38.5	34.3	30.9	73.7
Loan size - $5 million to $8 million	-	6.7	-	-	-
Loan size - $3 million to $5 million	8.4	6.9	6.5	3.6	40.9
Loan size - $1 million to $3 million	23.0	16.1	18.9	16.8	15.6
Loan size - under $1 million	9.8	8.8	8.9	10.5	17.2

Residential and Commercial A&D	41.6	44.0	55.6	63.4	70.7
Loan size - $5 million to $6 million	11.6	11.6	17.3	17.0	16.8
Loan size - $3 million to $5 million	13.9	14.4	9.8	6.6	7.5
Loan size - $1 million to $3 million	13.2	14.8	22.1	31.4	36.0
Loan size - under $1 million	2.9	3.2	6.4	8.4	10.4

Land	101.8	104.0	95.8	83.0	83.7
Residential Buildable Lots	41.1	42.2	33.5	25.7	25.6
Commercial Buildable Lots	14.9	18.7	17.9	17.3	15.1
Land held for development	28.5	29.2	30.0	25.6	28.3
Raw and Agricultural Land	17.3	13.9	14.4	14.4	14.7

Commercial Real Estate	$449.1	$416.7	$391.0	$391.6	$349.7
Multi-Family	31.1	29.0	28.0	26.4	11.3
Churches	16.3	13.9	13.1	12.8	13.0
Retail	297.2	273.5	250.2	253.1	225.9
Owner Occupied	85.2	75.4	72.8	73.3	71.3
Investment	212.1	198.1	177.4	179.8	154.6
Loan size - $5 million to $6 million	32.7	26.1	20.2	20.3	12.0
Loan size - $3 million to $5 million	35.5	31.4	26.7	30.2	22.0
Loan size - $1 million to $3 million	78.5	64.0	67.5	69.0	63.5
Loan size - under $1 million	65.4	76.6	62.9	60.3	57.1

Industrial	101.3	97.1	94.1	93.7	93.8
Owner Occupied	36.3	34.4	34.0	35.0	35.2
Investment	65.0	62.7	60.1	58.7	58.7
Loan size - $5 million to $6 million	5.1	5.1	5.1	5.1	5.1
Loan size - $3 million to $5 million	3.4	3.4	3.4	3.4	3.4
Loan size - $1 million to $3 million	28.2	26.8	24.6	22.7	22.8
Loan size - under $1 million	28.3	27.4	27.0	27.5	27.4

Other	3.2	3.2	5.6	5.6	5.7